Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	November 28, 2007
Contact:	John B. Williamson, III
President, Chairman and CEO
Telephone:	540-777-3810

RGC RESOURCES, INC.

ANNUAL FINANCIAL RESULTS

ROANOKE, Va. (November 28, 2007)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $3,765,669 or $1.73 per average diluted share outstanding on continuing operations and earnings of $3,806,209 or $1.75 per average diluted share outstanding on total operations for the fiscal year ended September 30, 2007. This compares to consolidated earnings of $2,961,802 or $1.39 per average diluted share outstanding on continuing operations and earnings of $3,511,531 or $1.65 per average diluted share outstanding on total operations for the year ended September 30, 2006. President, Chairman and CEO John Williamson attributed the improvement in earnings on continuing operations to improvement in gross margins.

Net loss for the three months ended September 30, 2007 was ($268,539) or ($0.13) per average diluted share outstanding on continuing operations and ($248,944) or ($0.12) per share on total operations compared to a loss of ($93,490) or ($0.05) per average share outstanding on continuing operations and ($40,766) or ($0.03) per average diluted share outstanding on total operations for the quarter ended September 30, 2006. The majority of the Company’s sales occur in the winter months and as a result, the Company’s third and fourth quarters normally reflect earnings losses. Williamson attributes the slightly larger loss on continuing operations in the fourth quarter of this year to increased system maintenance activities in the current quarter.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Summary financial statements for the fourth quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,

	2007	2006	2007	2006
Revenues	$10,780,169	$11,223,271	$89,901,301	$94,590,872
Cost of sales	6,289,221	6,999,623	64,679,525	71,382,600

Gross Margin	4,490,948	4,223,648	25,221,776	23,208,272
Other operating expenses	4,525,169	4,049,434	17,288,255	16,543,402
Interest expense	465,920	453,617	1,931,444	2,000,653

Income (loss) from continuing operations before income taxes	(500,141)	(279,403)	6,002,077	4,664,217
Income tax expense (benefit) from continuing operations	(231,602)	(185,913)	2,236,408	1,702,415

Net income (loss) from continuing operations	(268,539)	(93,490)	3,765,669	2,961,802
Income from discontinued operations, net of income taxes	19,595	52,724	40,540	549,729

Net income (loss)	(248,944)	(40,766)	3,806,209	3,511,531
Other comprehensive income (loss), net of tax	(738,234)	(375,267)	(472,427)	377,643

Comprehensive income (loss)	$(987,178)	$(416,033)	$3,333,782	$3,889,174

Basic earnings per share of common stock:
Income (loss) from continuing operations	$(0.13)	$(0.05)	$1.74	$1.40
Discontinued operations	0.01	0.03	0.02	0.26

Net income (loss)	$(0.12)	$(0.02)	$1.76	$1.66

Diluted earnings per share of common stock:
Income (loss) from continuing operations	$(0.13)	$(0.05)	$1.73	$1.39
Discontinued operations	0.01	0.02	0.02	0.26

Net income (loss)	$(0.12)	$(0.03)	$1.75	$1.65

Cash dividends per common share	$0.305	$0.300	$1.220	$1.200

Weighted average number of common shares outstanding:
Basic			2,162,803	2,120,267
Diluted			2,173,258	2,130,720

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,
	2007	2006
Assets
Current assets	$41,460,539	$44,188,296
Total property, plant and equipment, net	72,587,269	70,077,496
Other assets	2,284,647	396,780

Total Assets	$116,332,455	$114,662,572

Liabilities and Stockholders’ Equity
Current liabilities	$32,999,174	$32,933,502
Long-term debt	23,000,000	28,000,000
Deferred credits and other liabilities	17,968,048	13,234,202

Total Liabilities	73,967,222	74,167,704
Stockholders’ Equity	42,365,233	40,494,868

Total Liabilities and Stockholders’ Equity	$116,332,455	$114,662,572